Exhibit 11.1

Conduct

OUR CODE
Our commitment to doing the right thing

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A Message from Our CEO
Legend Biotech employs more than one thousand people around the world, and each of you is united by the company’s singular mission: to fiercely pursue—and deliver—transformative therapies. I thank you for being committed to that mission. Every day you make choices that catalyze the growth of this company; choices that make it possible for us to improve the lives of patients and their families.
The work we do together by amplifying our capabilities and accelerating innovative research makes Legend Biotech a global biotechnology company with tremendously promising pipeline agents and rapidly growing manufacturing and commercial infrastructures. It has been hardly a decade since our founding, and we are punching well above our weight.
We have been successful because we have been ambitious. We have aspired to change how treatments are developed in oncology and beyond. But to meet such high expectations, we need to hold ourselves to even higher standards.
We must pair our ambition with a deep and proven commitment to ethics and compliance, and always conduct ourselves in a responsible and principled way. Compliance and integrity are embedded in our culture. It is critical that we all know, understand, and unwaveringly follow the policies that are fundamental to the proper practice of our business. There are no shortcuts in conducting ourselves ethically and responsibly.
This Code of Business Conduct & Ethics (“Our Code”) will help you understand what Legend Biotech expects of you and what our customers and stakeholders expect from us. It is not an exhaustive list of every policy you may need to know in your particular role, but it represents a good roadmap. If you have questions, it will direct you to additional resources.
Please read this document carefully. I think you will come away with a heightened appreciation for the value of ethical conduct and full compliance. Doing the right thing for the right reason is the only way to earn and keep the trust of our partners, the public, and the patients we serve.
Thank you again for your efforts. Together, we will continue to not only grow, but to act with ethics, compliance and integrity.
Regards,

Ying Huang, PhD, Chief Executive Officer

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Our Code
At Legend, we strive to make a difference in healthcare, to improve the lives of patients, and to build sustainable value for our stockholders. Achieving these goals is largely dependent on our commitment to conducting business ethically.
In all our interactions with our stakeholders, we are committed to doing the right thing.
Our Code contains general guidelines for conducting the business of Legend Biotech Corporation and its subsidiaries and affiliates (collectively, “Legend” or the “Company”) consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules thereunder. To the extent Our Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.
Our Code is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;
•compliance with applicable laws, rules and regulations;
•prompt internal reporting of violations of Our Code; and
•accountability for adherence to Our Code.
Our Code applies to all directors, officers and employees of the Company, whether they work for the Company on a full-time, part-time, or temporary basis (each, an “employee” and collectively, the “employees” and sometimes referred to herein as “you”). Certain provisions of Our Code apply specifically to our chief executive officer, chief financial officer, senior financial officer, controller, senior vice presidents, vice presidents and any other persons who perform

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similar functions for the Company (each, a “senior officer,” and collectively, the “senior officers”).
The Board of Directors of the Company (the “Board”) has appointed a compliance officer for the Company (the “Compliance Officer”). If you have any questions regarding Our Code or would like to report any violation of Our Code, please email the Compliance Officer at compliance@legendbiotech.com.
Our Code establishes Legend's expectations that all employees act in accordance with applicable laws, regulations and Company policies, as well as demonstrate honesty, good judgment, integrity, and the highest ethical standards of business conduct. We will be held accountable for upholding our commitments to Legend, including Our Code, and the related policies and procedures.
We do not tolerate violations of Our Code and are committed to handling non-compliance cases appropriately. Employees must be aware that violations can have severe consequences for the Company as well as for themselves.
We also expect everyone with whom we conduct business to honor the principles outlined in Our Code.
As you conduct business on behalf of Legend, you must follow the laws and regulations applicable to our activities and our policies. You need to read and comply with each policy and understand how it applies to your work and role. Your manager will be able to guide you on job-specific information that you need to know. If any doubt exists about whether a course of action is lawful or in compliance with our policies, you must seek advice immediately from the Compliance or Legal Department.
We understand that Our Code may not cover every question you have or dilemma you face, and, in those instances, we encourage you to use your judgment to do what is right. If you have any doubts about a potential course of action, ask yourself the following questions:
•Is it legal?
•Is it ethical and consistent with our values?
•Is it consistent with Our Code?
•Will it reflect positively on our Company’s reputation?
•Would I feel comfortable if it is reported in the news or to someone I respect?
If the answer to any of these questions is “no,” do not do it. If you still have questions or are unclear about laws, regulations, or policies that apply to your job, or if you are unsure about the legality or integrity of a particular course of action, seek guidance before you act. You can reach out for support and advice by contacting the Compliance or Legal Department.

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Corporate Compliance Program
Legend’s Compliance Program is designed to promote a culture integrating integrity and legal and ethical conduct throughout the organization.  The Compliance Program reflects the commitment we make to conducting business honestly, ethically, and in compliance with the laws and regulations where we operate.
Legend’s Compliance Program has been designed to incorporate the principles described in the OIG Compliance Program for Pharmaceutical Manufacturers and the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals (PhRMA Code). The Compliance Program consists of the following fundamental elements:
•The designation of a Compliance Officer and Compliance Committee
•Written Policies and Procedures
•Effective Training and Education, which provides ongoing guidance to maintain compliance
•Effective Lines of Communication
•Internal Monitoring and Auditing, which helps identify and support areas of potential compliance vulnerability
•Disciplinary Guidelines
•Corrective Action Procedures
Reporting Concerns
Legend values responsibility and integrity in all our business dealings and strives for the highest standards of corporate conduct. We expect you to act ethically and responsibly at all times in accordance with our values and standards.
In support of these values and standards, we have established several options for reporting suspected or actual violations of laws, regulations, and Company policies in good faith without retaliation, including options for anonymous reporting. It is your responsibility to report known or suspected violations of: applicable laws or regulations; Our Code; or any other Legend policies or procedures.

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All questions and reports of any such known or suspected violations will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect the employee’s confidentiality in line with applicable law and the Company’s need to investigate the employee’s concern.
Speaking with your manager is often a good place to start. If, for any reason, you are not comfortable speaking with or making a report to your manager, you have other options. You may report your concerns confidentially, or you may speak with other members of management, the Compliance Department, the Legal Department, or Human Resources.
Below is a list of Compliance resources:
The Compliance and Ethics Hotline
The use of the Hotline is voluntary and confidential to the greatest extent possible. You are encouraged to confidentially provide your identity, but you may choose to remain anonymous when calling the Compliance and Ethics Hotline to the extent permitted by local law. The information provided is reported to Legend’s Compliance Department, which will take appropriate action.
The Compliance and Ethics Hotline is available by phone or online 24 hours a day, 7 days a week, 365 days a year, and is operated by specially trained third-party representatives.

Compliance and Ethics Hotline Contact Information:
Phone	Belgium	0-800-100-10
	China	400-001-4391
	Ireland	1-800-550-000
	Ireland (UFIN)	00-800-222-55288
	United Kingdom	0-800-89-0011
	United States	844-205-1669
Mobile	All Regions (except China)	legendbiotechmobile.ethicspoint.com
Website	All Regions (except China)	legendbiotech.ethicspoint.com
	China	Contact your local representatives of the Human Resources, Compliance, or Legal Departments
Mailbox	All Regions (except China)	compliance@legendbiotech.com
	China	compliance.cn@legendbiotech.cn
No Retaliation
We strictly prohibit retaliation in all forms and are committed to encouraging a culture where employees can freely ask questions and raise concerns. You must report, in good faith, any inappropriate behavior or misconduct without the fear of retaliation.
You will not suffer any adverse consequences for:
•Refusing to do something that violates Our Code, Company policies, or the law
•Raising a concern in good faith about potential misconduct
•Cooperating with an investigation

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An employee who engages in retaliatory behavior will be subject to disciplinary action, up to and including termination of employment, to the extent permitted by applicable law.
Compliance with Laws and Regulations
You have an obligation to comply with the laws of the cities, provinces, regions and countries in which the Company operates. This includes, without limitation, laws covering corruption and bribery, including kickbacks; the disclosure of transfers of value to healthcare providers; money laundering; patent, copyrights, trademarks and trade secrets; information privacy; insider trading; offering or receiving gratuities; employment harassment; environmental protection; occupational health and safety; false or misleading financial information; misuse of corporate assets; and foreign currency exchange activities. You are expected to understand and comply with all laws, rules and regulations that apply to your position at the Company. If any doubt exists about whether a course of action is lawful, you must seek advice immediately from the Compliance or Legal Department.
Corruption, Bribery and Transparency
Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit, or receive any form of bribe or kickback anywhere in the world. This applies to our dealings with both government officials and private parties.
Never promise or provide anything of value for the purpose of encouraging any member of the healthcare community to purchase, prescribe, or use our products. Ensure that compensation to a healthcare professional (“HCP”) for their services reflects the fair market value of the services performed. In addition, all direct or indirect transfers of value including payment to members of the healthcare community must be consistent with applicable laws and regulations and must be recorded and reported to ensure compliance with all laws and regulations on transparency reporting.
Further, the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business. In many countries, HCPs (such as physicians and hospital personnel) are frequently considered by local law to be civil servants and government employees. In addition to constituting a violation of Company policy, a violation of FCPA may be a civil or criminal

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offense. You may not give or authorize directly or indirectly any illegal payments to government officials of any country. Furthermore, we do not permit the making of “facilitation payments,” and such payments are against Company policy. The Company will not tolerate attempts to improperly influence government personnel or private individuals to secure favorable governmental or regulatory treatment or improperly advance our commercial interests.
Anti-Money Laundering
Legend takes money laundering – and any other form of corruption - very seriously. We maintain a robust compliance program designed to minimize the potential for corruption and financial crimes, but we also rely on you to promptly report any concerns or suspicious activities relating to money laundering. You are prohibited from supporting or facilitating money laundering; doing so, even unintentionally, could result in civil and criminal penalties against you and Legend. Therefore, you must:
•Be aware of and follow policies,
•Be always vigilant and critically analyze customers, transactions, and payments, and
•Promptly raise concerns and report any unusual or potentially suspicious activity relating to money laundering.
Gifts and Entertainment
The giving and receiving of appropriate gifts may be considered a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should never compromise, or appear to compromise, an individual’s ability to make objective and fair business decisions. Used improperly, gifts may constitute bribes or kickbacks, which are criminal acts that are strictly prohibited by law. You must not offer, give, solicit, or receive any form of bribe or kickback. It is your responsibility to use good judgment in this area. As a general, rule, you may give or receive gifts or entertainment to or from business partners only if the gift or entertainment is in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient. You may not provide gifts, meals or entertainment to HCPs, healthcare organizations or government officials unless expressly permitted by applicable law and approved, in advance, by the Compliance Department in accordance with our policies and procedures. All gifts, meals and entertainment expenses made on behalf of the Company must be properly accounted for on expense reports.
We encourage you to report and submit gifts received to the Company. While it is not mandatory to report small gifts under US$100, gifts of over US$100 in value must be reported immediately to the Compliance Officer.
Healthcare Community Engagement
At Legend, we comply with the rules and regulations that govern how we interact with HCPs, healthcare organizations, patients, and others in the healthcare community.
When engaging with the healthcare community, information related to Legend products must be compliant with law and must not improperly influence members of the healthcare

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community when they decide to use our products, either proactively or reactively. A reactive exchange is in response to an unsolicited inquiry for information, which could include questions about off-label information, and the scientific exchange would be directed toward addressing the inquiry. Proactive scientific exchange could include publications, medical education, Company sponsored clinical study discussions, and discussions about products prior to their approval.
All information and materials used in the promotion of a Legend product must be pre-approved for such use by the Company. You may not create your own promotional materials or change, alter, or modify materials that have been approved by the Company. All information presented in the promotion of our products must be truthful, accurate, supported by scientific data, and fair-balanced.
You must not promote a product prior to its approval by relevant regulatory authorities. Once the product is approved, you must not promote the use of the product in a manner that is inconsistent with the product’s government-approved labeling and prescribing information.
Conflicts of Interest
Identifying Conflicts of Interest
You have an obligation to act in the best interests of the Company. You must avoid situations where your loyalties and best interests may appear to be in conflict with the Company’s.
A conflict of interest exists when an employee’s personal financial or other interests may have the potential to influence or appear to alter their ability to perform their job honestly, objectively, and effectively. In such cases, a reasonable person may question whether the employee was influenced by personal interests rather than the interests of the Company.
An employee should actively avoid any private interest that may impact such employee’s ability to act in the interests of the Company or that may make it difficult to perform the employee’s work objectively and effectively. In general, conflicts of interest include, but are not limited to, the following:
1)Competing Business. No employee may be employed by a business that competes with the Company or deprives or seeks to deprive it of any business.
2)Corporate Opportunity. No employee should use corporate property, information, or their position with the Company to secure a business opportunity that would otherwise be available to the Company or would otherwise not be available to the employee. If an employee discovers a business opportunity that is in the Company’s line of business or through the use of the Company’s property, information or position, the employee must first present the business opportunity to the Company before pursuing the opportunity in their individual capacity.
3)Financial Interests.
•No employee may have any substantial financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business or entity if such interest may influence any decision that the employee might make in the performance of their Company responsibilities or requires the employee to devote time to the financial interest during the employee’s working hours for the Company.
•An employee may not own more than 5% ownership interest in any company that is in competition or does business with the Company.
•Notwithstanding the other provisions of Our Code,

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oa director or any family member of such director (collectively, “Director Affiliates”) or a senior officer or any family member of such senior officer (collectively, “Officer Affiliates”) may hold or continue to hold their investment or other financial interest in a business or entity (an “Interested Business”) that:
(1)was made or obtained either (x) before the Company invested in or otherwise became interested in such business or entity; or (y) before the director or senior officer joined the Company (for the avoidance of doubt, regardless of whether the Company had or had not already invested in or otherwise become interested in such business or entity at the time the director or senior officer joined the Company); or
(2)may in the future be made or obtained by the director or senior officer, provided that at the time such investment or other financial interest is made or obtained, the Company has not yet invested in or otherwise become interested in such business or entity;
provided that such director or senior officer shall disclose such investment or other financial interest to the Board;
oan interested director or senior officer shall refrain from participating in any discussion among senior officers of the Company relating to Company decisions related to the Company’s business with an Interested Business and shall not be involved in any proposed transaction between the Company and an Interested Business; and
obefore any Director Affiliate or Officer Affiliate invests, or otherwise acquires any equity or other financial interest, in a business or entity that (i) is in competition with the Company; or (ii) enters into any transaction with the Company, the related director or senior officer shall obtain prior approval from the Audit Committee of the Board.
4)Gifts and Entertainment. No employee shall accept or offer substantial gifts or excessive entertainment or favors to or from the Company’s current or potential vendors or suppliers.
5)Loans or Other Financial Transactions. No employee may obtain loans or guarantees of personal obligations from or enter into any other personal financial transaction with the Company or any company that is a material customer, business partner or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.
6)Service on Boards and Committees. No employee shall serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests could reasonably be expected to conflict with those of the Company. Employees must obtain prior approval from the Board before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether an employee’s service in such position is still appropriate.
The above is not a complete list of possible conflicts of interest. Ask yourself the following questions to help you decide if you might have a conflict of interest:
•Is the action to be taken legal?
•Is it in the best interests of the Company?

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•Is it honest and fair to the Company?
Whenever you have any doubt about whether your situation is a conflict of interest, discuss it with your manager, Human Resources, the Legal Department and/or the Compliance Officer, and be sure to report it to the Compliance Officer. Taking inappropriate action based on your “best guess” is not worth the risk to you and the Company.
Disclosure of Conflicts of Interest
The Company requires that employees fully disclose any situations that give rise to a conflict of interest or could reasonably be expected to do so. If an employee suspects that they have a conflict of interest, or a situation that others could reasonably perceive as a conflict of interest, the employee must report it immediately to the Compliance Officer. Conflicts of interest affecting senior officers may only be waived by the Board or the Audit Committee of the Board and will be promptly disclosed to the public to the extent required by law and applicable rules of the applicable stock exchange. Conflicts of interest affecting employees who are not senior officers may only be waived by the Company following review by such employee’s supervisor and the Compliance Officer.
Family Members and Work
The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee’s objectivity in making decisions on behalf of the Company. If a member of an employee’s family or a business they are associated with is interested in doing business with the Company, the criteria as to whether to enter into or continue the business relationship and the terms and conditions of the relationship must be based solely on the best interests of the Company and, at a minimum, must be no less favorable to the Company compared with those that would apply to an unrelated party seeking to do business with the Company under similar circumstances.
Employees should report any situation involving family members that could reasonably be expected to give rise to a conflict of interest to their supervisor or the Compliance Officer. For purposes of Our Code, “family members” or “members of employee’s family” include an employee’s spouse, domestic partner, parents, children and siblings, grandparents, grandchild, in-laws, stepparent, stepchild, guardian, ward, or member of one’s household, whether by blood, marriage or adoption.
Environmental, Health, and Safety
The Company strives to provide employees with a safe and healthy work environment. We are each responsible for maintaining a safe and healthy workplace for other employees by following environmental, safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence or threats of violence are not permitted.
You are expected to perform your duties to the Company in a safe manner, not under the influence of alcohol, drugs, or other controlled substances. The use of alcohol, drugs or other controlled substances that interfere with the performance of your duties is prohibited.

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Discrimination and Harassment
Legend is committed to fair and equal treatment of all employees and all people who seek employment at Legend. We believe in a diverse and inclusive workplace as varied backgrounds and ideas drive innovation and employee engagement.
We do not tolerate any form of discrimination or harassment in the workplace. The following behaviors are strictly prohibited:
•Discrimination, harassment, slander, or threats against employees based on race, color, gender or gender identity, age, ethnicity, religion, national origin, disability, marital status, or sexual orientation, or any other form of discrimination that is legally prohibited.
•Sexual harassment and inappropriate speech, comments, jokes, or acts.
We are all expected to:
•Never engage in any unlawful discrimination or any form of workplace harassment.
•Never take part in conduct that is hostile or threatening nor encourage such behaviors.
•Speak up if we become aware of any workplace discrimination or harassment.
•Support Legend’s efforts to promote diversity and inclusion.
•Support Legend’s efforts to combat discrimination and harassment in the workplace.
These principles apply to all employment relationships, such as hiring, assignments, promotion, compensation, discipline, and termination.
For further information, you should consult the Compliance Officer.
Adverse Event Reporting
You must promptly report adverse events of which they become aware, regardless of how, where or when you learn the information.
An adverse event is defined as any untoward medical occurrence in a patient administered a Legend product and which does not necessarily have a causal relationship with the product. An adverse event can therefore be any unfavorable and unintended sign, symptom or disease associated with the use of a medicinal product, combination product, or medical device whether or not considered related to the product.
If you are in doubt or have any questions, contact your local Legend Safety Department at the following mailbox: drugsafety@legendbiotech.com.
Confidentiality and Privacy
Intellectual Property and Confidentiality
Legend expects business partners to respect the confidentiality of Legend’s data, information and trade secrets and take appropriate measures to maintain confidentiality and to protect against improper use, disclosure and misappropriation.
You must abide by the Company’s rules and policies in protecting the Company’s intellectual property and confidential information, including the following:

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•All right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets (whether or not patentable or registrable under patent, copyright, or similar laws), which are solely or jointly conceived or developed or reduced to practice by an employee while in the employ of the Company (including during off-duty hours), or with the use of Company’s equipment, supplies, facilities, resources, or confidential information, are the property of the Company.
•You must maintain the confidentiality of information entrusted to you by the Company or entities with which the Company has business relations, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information of or about the Company or that you obtain in the course of working for the Company. That includes, among other things, any information that relates to: actual or anticipated business or research or development; technical data, trade secrets, or know-how; product plans or other information regarding the Company’s products or services and the markets in which the Company operates or intends to operate; actual and prospective customers and suppliers; software, developments, inventions, ideas, processes, formulas, technologies, designs, drawings, engineering, specifications, routes of synthesis, patent analyses, test results, reports, studies, analyses, and hardware configuration information; marketing, distribution and sales; finances, financial results and projections; projects, plans, strategies and opportunities; and all other information which if disclosed would adversely affect the Company or would aid or benefit its competitors.
•The Company maintains a strict confidentiality policy. During your term of employment with the Company, you are required to comply with any and all rules and policies concerning confidentiality and to fulfill your duties and responsibilities concerning confidentiality applicable to them.
•In addition to fulfilling the responsibilities associated with your position in the Company, you may not, without obtaining prior approval from the Company, disclose, announce or publish trade secrets or other confidential business information of the Company, nor shall you use such confidential information outside the course of their duties to the Company.
•Even outside the work environment, you must maintain vigilance and refrain from disclosing important information regarding the Company or its business, business associates or employees.
•Your duty of confidentiality with respect to the confidential information of the Company survives the termination of your employment by the Company for any reason until such

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time as the Company discloses such information publicly or the information otherwise becomes available in the public sphere through no fault of yours.
•Upon termination of employment, or at such time as the Company requests, you must return to the Company all of its property without exception, including all forms of media containing confidential information, and you may not retain duplicate materials.
Data Privacy
We value data privacy and are committed to protecting the personal data1 that we process about our employees, patients, healthcare professionals (HCPs), and other stakeholders. We take steps to comply with applicable laws and Company policies related to data privacy. All Company personnel must follow the Company’s policies and procedures related to data privacy, including those governing the processing, access and cross-border transfers of personal data.
When you process personal data as part of your work at the Company, you must at a minimum:
•Only use the personal data in a lawful manner for a legitimate purpose and in a manner consistent with any consent received, in particular when processing any sensitive personal data;
•Ensure that the Company informs people as to how their personal data is used and receives appropriate consent to use it;
•Only collect and process the minimum amount of data necessary to achieve the intended purposes;
•Disclose or share personal data only with authorized people or entities;
•Store personal data securely and report any security incidents immediately through the appropriate internal channels; and
•Keep personal data only as long as necessary to achieve the intended purposes and delete or render it anonymous when it is no longer needed, subject to the Company’s policies and applicable laws.
Protection and Use of Company Assets
You must protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any use of the funds or assets of the Company for any unlawful or improper purpose (whether or not for personal gain) is strictly prohibited.
To ensure the protection and proper use of the Company’s assets, you must:
•exercise reasonable care to prevent theft, damage or misuse of the Company’s assets;
•promptly report any actual or suspected theft, damage or misuse of the Company’s assets;
•safeguard all electronic programs, data, communications and written materials from unauthorized access; and
1 “Personal data” is defined in the Company’s applicable policies and procedures.

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•use the Company’s assets only for legitimate business purposes.
Political Contributions

Except as approved in advance by the Company’s Chief Executive Officer and General Counsel, the Company prohibits political contributions (directly or through trade associations) by any employee on behalf of the Company. Prohibited political contributions include:

•any contributions of the Company’s funds or other assets for political purposes;
•encouraging individual employees to make any such contribution; and
•reimbursing an employee for any political contribution.
Insider Trading
If you have material non-public information about Legend or any other company, then do not buy or sell any shares or other securities of that company. Also do not disclose any material non-public information to anyone outside of Legend. Certain key employees will also have additional restrictions on their ability to buy and sell Legend securities.
Charitable Contribution and Grants
We are committed to making positive differences by supporting initiatives to improve the health and quality of life of people in the communities we serve. As part of Legend’s commitment to advancing healthcare and improving patient outcomes, the Company may support a variety of charitable, educational, and research activities. Legend may also provide funding to third-party entities or organization that may be in the form of specified services, entitlements, recognition, or other opportunities where such funding is for bona fide services and otherwise complies with all applicable laws and regulations and Legend’s policies.
We may also collaborate with and give contributions or financial support to organizations in support of healthcare, medical education, research, or other social impact initiatives that benefit patients, people and communities or the environment, where such contributions and support complies with all applicable laws and regulations and Legend’s policies.
We never offer or give contributions to unduly influence the recipients or to undermine their independence.
Managing Information
Social Media
If you use social media, whether for business or personal use, always use good judgement. All employees are expected to conduct themselves in a way that is in line with organizational values and Company policies, as well as with laws and regulations.
When using social media, be mindful not to disclose confidential information whether it relates to Legend or our business partners.
When using a personal social media account, you must be clear that you are not speaking on behalf of Legend.
For all business-related use of social media, an approval is required except to the extent permitted by Legend’s Social Media Policy or other policies.
Only authorized employees can speak on behalf of the Company. Make sure you know and follow Company policy on the appropriate use of social media.

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Data Integrity and Record Keeping
We seek to ensure that any data, information, or records that we create, or for which we are responsible, are true and accurate. Accurate and reliable records are crucial to our business and form the basis of our earnings statements, financial reports, other disclosures to the public, and reporting to regulatory and governmental agencies. Legend must comply with applicable laws, accounting, and reporting guidelines. Legend must also ensure that the information it supplies to its investors, auditors, regulatory agencies, government bodies and other stakeholders provides an accurate and fair view of its financial situation.
You are responsible for ensuring the integrity of our business by retaining all data and records in a manner that is accurate, reliable, complete, and consistent with Company policies. This applies to financial information, including invoices, booking information, payroll, employee expenses, timecards, any transfer of value to someone outside Legend, and other accounting and financial data. It also applies to information needed to demonstrate that Legend products have been developed, manufactured, and tested under conditions that are designed to assure their reliability, integrity, quality, safety and fitness for use, and in accordance with all applicable laws, regulations and regulatory authority guidance.
All Company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to create false or misleading records, or false or misleading entries in records. Undisclosed or unrecorded funds, payments or receipts are strictly prohibited. You are responsible for understanding and complying with the Company’s recordkeeping policies. You are required to report to Company management or the Compliance Officer if you become aware of any potential issue that may affect the data integrity of any Company records, including those attributable to errors, omissions, or wrongful acts.
Accuracy of Financial Reports and Other Public Communications
Public Company Reporting
The Company is legally required to report its financial results and other material information about our business to the public and the U.S. Securities and Exchange Commission (“SEC”). Accordingly, it is the Company’s policy to timely disclose accurate and complete information regarding its business, financial condition and results of operations. You must strictly comply with all applicable standards, laws, regulations and policies for accounting and financial reporting of transactions, estimates and forecasts. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and its shareholders, and could result in legal liability.
You should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:
•Financial results that seem inconsistent with the performance of the underlying business;
•Transactions that do not seem to have an obvious business purpose; and
•Requests to circumvent ordinary review and approval procedures.
The Company’s senior financial officers and other employees working in the finance department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. Any practice or situation that

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might undermine this objective should be reported to the Chair of the Company’s Audit Committee and the Compliance Officer.
You are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors for the purpose of rendering the financial statements of the Company materially misleading. Prohibited actions include but are not limited to:
•issuing or reissuing a report on the Company’s financial statements that is not warranted in the circumstances (including due to material violations of International Financial Reporting Standards, Generally Accepted Accounting Principles, generally accepted auditing standards or other professional or regulatory standards);
•not performing audit, review or other procedures required by generally accepted auditing standards or other professional standards;
•not withdrawing an issued report when withdrawal is warranted under the circumstances; or
•not communicating matters required to be communicated to the Company’s Disclosure Committee or Audit Committee.
Corporate Communications
Legend is committed to providing a reliable, transparent, and orderly flow of information to stakeholders. All of Legend’s communications with the media and the investment community are intended to ensure that investors and the public have accurate and timely information in compliance with the applicable laws and regulations that govern our disclosures.
Reporters, media representatives, investors, or members of the financial community may try to solicit information directly from you. Only authorized Legend representatives may speak on behalf of the Company in response to inquiries from the media, investors, or other outside sources. If you receive an inquiry about Legend from the media, an investor, or any other outside party, direct requests for information to:
•Corporate Communications: corporatecommunications@legendbiotech.com
•Investor Relations at investor@legendbiotech.com.
Fair Dealing
You should endeavor to deal fairly with the Company’s customers, business partners, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
Disciplinary Action
Legend takes seriously all potential violations of Our Code, other Company policies, and applicable laws and regulations, and will investigate to determine if any have been violated. Employees who are found to have engaged or encouraged others in such misconduct may be subject to disciplinary action, up to and including termination of employment, to the extent permitted by applicable law.

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Disciplinary measures may also be taken against an employee for failing to report material information concerning a known compliance matter.
Reporting Violations
You have a duty to report any known or suspected violation of Our Code to the Compliance Officer, including any violation of laws, rules, regulations, or policies that apply to the Company. Reporting a known or suspected violation of Our Code by others will not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.
If you know of or suspect a violation of Our Code, it is your responsibility to immediately report the violation to the Compliance Officer, who will work with the employee to investigate their concern. All questions and reports of known or suspected violations of Our Code will be treated with sensitivity and discretion. The Compliance Officer and the Company will protect the employee’s confidentiality to the extent possible, consistent with the law and the Company’s need to investigate a reported matter.
The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of Our Code or the law. An employee inflicting reprisal or retaliation against another employee for reporting a known or suspected violation will be subject to disciplinary action, up to and including termination of employment, to the extent permitted by applicable law.
Waivers of Our Code
Waivers of Our Code may only be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of Our Code may be made only by the Board, or the appropriate committee of the Board, and may be promptly disclosed to the public if so, required by applicable law or the rules of the applicable stock exchange.
Conclusion
Our Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, you should contact the Compliance Officer. We expect all employees to adhere to these standards. Each employee is separately responsible for their actions. Conduct that violates the law or Our Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management positions. If you engage in conduct prohibited by the law or Our Code, such employee will be deemed to have acted outside the scope of their employment. Such conduct will subject the employee to disciplinary action, up to including termination of employment, to the extent permitted by applicable law.

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Version Date – January 2024